SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement ☒ DefinitiveProxy Statement	☐ Confidential,For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Washington Real Estate Investment Trust

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

EXPLANATORY NOTE

The purpose of this Amendment No. 1 to our definitive proxy statement, originally filed with the Securities and Exchange Commission on April 4, 2008, is to amend the discussion of deferred compensation set forth in the Compensation Discussion and Analysis under D. Retirement, Deferred Compensation and Perquisites, (ii) Deferred Compensation Plans and to correct the vesting schedules for the performance share units in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.

WASHINGTON REAL ESTATE INVESTMENT TRUST

6110 Executive Boulevard, Suite 800

Rockville, Maryland 20852

PROXY STATEMENT

This Proxy Statement is furnished by the Trust’s Board of Trustees (the “Board”) in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders on May 15, 2008 and at any and all adjournments thereof. Mailing of this Proxy Statement, the form of Proxy and the Annual Report of the Trust will commence on or about April 4, 2008 to shareholders of record as of March 17, 2008. All proxies will be voted in accordance with the instructions contained therein, and if no instructions are specified, the proxies will be voted in accordance with the recommendations of the Board. Therefore, if no instructions are specified, the proxies will be voted FOR the election of the Trustee nominee listed and the ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2008. Abstentions and broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining the total number of votes cast. A Proxy on the enclosed form may be revoked by the shareholder at any time prior to its exercise at the Annual Meeting by submitting, to the Corporate Secretary of the Trust, a duly executed Proxy bearing a later date or by attending the Annual Meeting and orally withdrawing the Proxy.

The voting securities of the Trust consist of shares of beneficial interest, $0.01 par value (“Shares”), of which 46,685,177 Shares were issued and outstanding at the close of business on March 17, 2008. The Trust has no other class of voting security. Each Share outstanding on March 17, 2008 will be entitled to one vote. Shareholders do not have cumulative voting rights.

THE BOARD OF TRUSTEES AND MANAGEMENT

The Board of Trustees

The Board consists of eight Trustees divided into two classes of three Trustees each and one class of two Trustees. The terms of the Trustees continue until the Annual Meetings to be held in 2008, 2009 and 2010, respectively, and until their respective successors are elected. At each Annual Meeting, Trustees are elected, subject to the limitations described below, for a term of three years to succeed those Trustees whose terms expire at such Annual Meeting. The Trust’s Bylaws provide that no person shall be nominated for election as a Trustee after his or her 72nd birthday.

The Board held 13 meetings in 2007. During 2007, each incumbent Trustee attended at least 75% of the total number of Board and committee meetings he or she was eligible to attend. The Trust’s non-management Trustees meet at regularly scheduled executive sessions without management that were presided over by Mr. McDaniel, the chairman of the Corporate Governance/Nominating Committee.

The Board has determined that all Trustees, with the exceptions of Mr. Cronin and Mr. McKenzie, are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange.

The Board provides a process for shareholders and other interested parties to send communications to the entire Board, or any of the Trustees. Shareholders and interested parties may send these written communications c/o Corporate Secretary, Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. All communications will be compiled by the Corporate Secretary and submitted to the Board or the Trustees on a periodic basis.

All members of the Board attended the Annual Shareholders Meeting in 2007. The Board does not have a formal written policy requiring Trustees to attend the Annual Shareholders Meeting, although Trustees have traditionally attended.

The Trust is sad to report the death of Ms. Susan J. Williams on March 26, 2008 and wants to express appreciation for her service on the Board. Ms. Williams had been a Trustee since May 24, 1999.

The Corporate Governance/Nominating Committee held one meeting in 2007. The Committee members were Chairman McDaniel, Mr. Russell and Ms. Williams. Messrs. McDaniel and Mr. Russell are, and Ms. Williams was, “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Committee performs the duties described in the Corporate Governance/Nominating Committee Charter, adopted by the Board. The Corporate Governance/Nominating Committee Charter is available on our website, www.writ.com and upon written request. Among other things, the Committee develops and recommends corporate governance principles, and recommends nominees for election to the Board of Trustees as outlined in the Corporate Governance/Nominating Committee Charter. The Committee will consider nominees to the Board submitted by shareholders in writing addressed to the attention of the Committee at the executive offices of the Trust in Rockville, Maryland. The Committee’s minimum qualifications and specific qualities and skills required for Trustees are set forth in the Corporate Governance/Nominating Committee Charter. In addition to considering candidates suggested by shareholders, the Committee considers potential candidates recommended by current Trustees, Trust Officers, employees and others. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Committee determines whether the candidate meets the Trust’s minimum qualifications and specific qualities and skills for Trustees and whether requesting additional information or an interview is appropriate.

The Compensation Committee met six times in 2007. Committee members were Chairman Nason, Messrs. Derrick and Civera and Ms. Williams. Messrs. Nason, Derrick and Civera are, and Ms. Williams was, “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Committee is responsible for making recommendations to the Board with respect to executive compensation. The Compensation Committee Charter is available on our website, www.writ.com and upon written request.

The Audit Committee met eight times in 2007. The Committee members are Chairman Derrick, Messrs. McDaniel, Nason, Civera and Russell. All members of the Committee are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Board has determined that Mr. Civera qualifies as an Audit Committee Financial Expert, as that term is defined in the rules of the SEC. The Audit Committee assists the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the responsibilities of the Trust’s management and the independent accountant with respect to the accounting and control functions and financial statement presentation. For a more detailed description of the Audit Committee’s duties and responsibilities see the “Audit Committee Report” on page 21 of this Proxy Statement. The Audit Committee Charter is available on our website, www.writ.com and upon written request.

TRUSTEE COMPENSATION

For 2007, the six non-employee Trustees of the Trust received an annual retainer of $30,833 plus $1,000 per committee meeting for meetings through May 31, 2007 and $1,500 per committee meeting for meetings from June 1, 2007 through December 31, 2007. In addition, on December 14, 2007 each of the non-employee Trustees received an annual $55,000 Share grant, with the number of Shares determined by the closing price of the Shares on the date of grant. These Shares vested immediately but are restricted in transfer so long as the Trustee serves on the Board. Committee Chairs received additional retainers as follows: Audit Committee $8,958; Corporate Governance/Nominating Committee, $4,750; and Compensation Committee, $4,750. Audit Committee members were also paid an additional retainer of $3,750. Following his retirement as CEO in May 2007, Mr. Cronin receives a monthly retainer of $12,500 for service as Chairman of the Board.

The Trust has approved a non-qualified deferred compensation plan for non-employee Trustees. The plan allows any non-employee Trustee to defer a percentage of his or her cash compensation. Compensation deferred will be credited with interest. Upon the expiration of a Trustee’s term, the compensation plus interest can be paid in either a lump sum or in installments at the discretion of the Trustee. Upon death, the Trustee’s beneficiary will receive a lump sum pay out. The plan is unfunded and payments are to be made from general assets of the Trust.

TRUSTEE COMPENSATION TABLE

The following table summarizes the compensation paid by the Trust to non-employee Trustees for the fiscal year ended December 31, 2007 with the exception of Mr. Cronin who is listed on the Summary Compensation Table.

(a)	(b)	(c)	(f)	(j)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Change in Pension Value and Deferred Compensation Earnings (2) ($)	Total ($)

Edward S. Civera	52,583	55,012	—	107,595

John M. Derrick, Jr.	56,292	55,012	—	111,304

John P. McDaniel	54,833	55,012	5,283	115,128

Charles T. Nason	59,333	55,012	4,594	118,939

Thomas Edgie Russell, III	50,083	55,012	—	105,095

Susan J. Williams	42,334	55,012	1,491	98,837

(1)	Aggregate options held by each non-employee Trustee at December 31, 2007 are as follows: Mr. Civera, 0; Mr. Derrick, 0; Mr. McDaniel, 8,000; Mr. Nason, 4,000; Mr. Russell, 0; and Ms. Williams, 12,000. Aggregate share awards to each non-employee Trustee as of December 31, 2007 are as follows: Mr. Civera, 2,189; Mr. Derrick, 6,345; Mr. McDaniel, 6,345; Mr. Nason, 5,545; Mr. Russell, 2,189; and Ms. Williams, 5,945. All share awards are fully vested. See the Ownership of Shares by Trustees and Executive Officers on page 6.

(2)	Represents above market earnings on deferred compensation pursuant to the Deferred Compensation Plan.

The following table sets forth the names and biographical information concerning each of the Trustees.

NAME	PRINCIPAL OCCUPATION	SERVED AS TRUSTEE SINCE	AGE	TERM EXPIRES
Edward S. Civera	Chairman, HealthExtras, Inc.	2006	57	2008
Edmund B. Cronin, Jr.	Chairman and Retired Chief Executive Officer, WRIT	1994	70	2010
John M. Derrick, Jr.	Retired Chairman, CEO and President, Pepco Holdings, Inc.	1997	68	2009
John P. McDaniel	Retired Chief Executive Officer, MedStar Health	1998	65	2010
George F. McKenzie	President and Chief Executive Officer, WRIT	2007	52	2010
Charles T. Nason	Retired Chairman, President and CEO, The Acacia Group	2000	61	2009
Thomas Edgie Russell, III	President and Director, Partners Realty Trust Inc.	2006	65	2009
Susan J. Williams	Chief Executive Officer and President, Williams Aron & Associates	1999	67	2008

Mr. Edward S. Civera currently serves as the Chairman of the Board of HealthExtras, Inc., a publicly traded pharmacy benefit management company. He also serves as a member of the Board of Directors of MCG Capital Corporation, a publicly traded commercial finance company, and MedStar Health, a non-profit healthcare organization. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, focused on financial advisory and auditing services. Mr. Civera is a Certified Public Accountant.

Mr. Edmund B. Cronin, Jr. is Chairman of the Board of Trustees and past Chief Executive Officer of WRIT from 1994 to 2007. Prior to joining the Trust in 1994, Mr. Cronin was President and CEO of H.G. Smithy Company and its subsidiaries from 1976 to 1994, providing a full range of corporate and institutional real estate services. Mr. Cronin is also a Director of the Federal City Council, Economic Club of Washington and Chairman of the Board of Georgetown University Hospital.

Mr. John M. Derrick Jr. is retired Chairman, CEO and President of Pepco Holdings, Inc. (formerly Potomac Electric Power Company (“PEPCO”). He joined PEPCO, its predecessor, in 1961 and served as President and CEO from 1997 until 1999 and as Chairman and CEO from 1999 until July 2003, and Chairman until May 2004. From 1992 until 1997, he served as President and Chief Operating Officer. Mr. Derrick is a member of the Institute of Electrical and Electronic Engineers, the National Society of Professional Engineers and the Washington Society of Engineers. He is past Chairman of the United States Energy Association and he has served as a Director of the United States Chamber of Commerce, a trustee of the Federal City Council and Chairman of the Greater Washington Initiative. He is past Chairman of the Maryland Chamber of Commerce and the Greater Washington Board of Trade.

Mr. John P. McDaniel is retired CEO of MedStar Health, a multi-institutional, not-for-profit healthcare organization serving Washington D.C., Maryland, Virginia and the mid-Atlantic region. He currently serves as the Chairman of MedStar Health Foundation. Mr. McDaniel also serves on the Board of Thrivent Financial for Lutherans, 1st Mariner Bancorp, Wittenberg University, Consumer Health Services, and the Mary and Daniel Loughran Foundation. Mr. McDaniel is a member and past Chairman of the Executive Committee of the Greater Washington Board of Trade, a member of the Executive Committee of the Federal City Council, member and past Chairman of the Maryland State Racing Commission, and Vice Chairman of the Greater Baltimore Committee. Mr. McDaniel is a Fellow of the American College of Healthcare Executives, a member of the Economic Club of Washington and the National Association of Corporate Directors, and is a trustee of the National Capitol Area Foundation.

Mr. George F. McKenzie was elected to the Board of Trustees and appointed President and Chief Executive Officer of WRIT in June 2007. Since joining the Trust in September 1996, Mr. McKenzie has served in executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. Prior assignments included real estate finance originations and asset management in the mid-Atlantic region.

Mr. Charles T. Nason is retired Chairman and CEO of The Acacia Group, including Acacia Life, Acacia Federal Savings Bank and the Calvert Group LTD. He served Acacia from 1977 to 2005, including being CEO from 1988 to 2003. The Acacia Group is a Washington D.C. based financial services organization with assets under management in excess of $15 billion. Mr. Nason is a past Chairman and director of The Greater Washington Board of Trade and the Federal City Council. He currently serves as a Director of MedStar Health and was a member of The Economic Club of Washington. He is also Chairman of the Board of Trustees of Washington and Jefferson College. In addition, he is a past Director of The American Council of Life Insurance and past Chairman of Insurance Marketplace Standards Association.

Mr. Thomas Edgie Russell, III is retired President and Director of Partners Realty Trust, Inc., a private real estate company which was previously engaged in the ownership of apartments, offices, and shopping centers. Mr. Russell currently serves as a Director of Good Samaritan Hospital, a health-care facility operated by MedStar Health, a not-for-profit health care organization serving the Baltimore-Washington, D.C. region, and Keswick Multi-Care Center, a not-for-profit organization providing skilled nursing care and adult day services. From 1988 to 1990, Mr. Russell was a Director of Florida Rock Industries, a publicly traded construction materials company prior to it being acquired by Vulcan Properties Company in 2007, and the Chief Operating Officer of its wholly owned subsidiary, The Arundel Corporation. He held various executive positions with The Arundel Corporation for approximately 15 years prior to it being acquired by Florida Rock.

Ms. Susan J. Williams had been CEO of Williams Aron & Associates, a public affairs consulting firm, since 2002. Ms. Williams was Founding Partner and served as President of Bracy Williams & Company, government affairs and public relations consultants from 1982 to 2001. Ms. Williams’ career included public service as a legislative professional on Capitol Hill as well as Assistant Secretary of Transportation. She also played a founding role in Project Head Start. Ms. Williams was a past Chair of The Greater Washington Board of Trade. She served on the Board of Directors of the Henry L. Stimson Center, the American Institute for Public Service, the Historical Society of Washington, D.C., the National Aquarium in Baltimore, and the D.C. Agenda Project. She was a member of the Economic Club of Washington and the Federal City Council.

Management

The following table contains information regarding the Executive Officers and other Officers of the Trust other than the Trust’s President and CEO, Mr. McKenzie. These Officers are appointed by the Board and serve at the Board’s discretion.

NAME OF EXECUTIVE OFFICER	AGE	POSITION
Laura M. Franklin	47	Executive Vice President Accounting, Administration and Corporate Secretary
Sara L. Grootwassink	40	Executive Vice President and Chief Financial Officer
Michael S. Paukstitus	57	Senior Vice President, Real Estate
Thomas L. Regnell	51	Senior Vice President, Acquisitions

NAME OF OFFICER	AGE	POSITION
James B. Cederdahl	49	Managing Director, Property Management
David A. DiNardo	50	Managing Director, Leasing

Ms. Laura M. Franklin, CPA, joined the Trust in August 1993 as Assistant Vice President, Finance. In 1995 she was named Vice President, Chief Accounting Officer and Corporate Secretary to the Trust. Ms. Franklin was named Senior Vice President Accounting, Administration and Corporate Secretary in May 2002 and was promoted to Executive Vice President in June 2007. Prior to joining WRIT she was employed by The Reznick Group, specializing in audit and tax services for real estate clients. Ms. Franklin formerly served on the NAREIT Best Financial Practices Council and was a director of KEEN USA and KEEN Greater DC, a non-profit organization that provides recreational opportunities for children and young adults with mental and physical disabilities.

Ms. Sara L. Grootwassink, CPA, CFA, joined the Trust in December 2001 as Managing Director, Finance and Capital Markets. Ms. Grootwassink was named Chief Financial Officer in May 2002 and was promoted to Executive Vice President in June 2007. From 1999 through 2001, Ms. Grootwassink served as Vice President, Finance and Investor Relations at Corporate Office Properties Trust and previously as an Equity Analyst at Johnston, Lemon & Co. Ms. Grootwassink is a Director of CapitalSource, Inc., a commercial finance company listed on the NYSE and serves on the Strategic Planning Committee of Washington Hospital Center. Ms. Grootwassink serves on the editorial advisory board of Real Estate Portfolio magazine, is a member of the Economic Club of Washington, and formerly served on NAREIT’s Investor Advisory Council.

Mr. Michael S. Paukstitus joined the Trust in May 2007 as Senior Vice President of Real Estate. Before joining WRIT, Mr. Paukstitus was a principal in J&J Partnership, a real estate investment and development firm, from March 2006 to May 2007. From March 2004 to March 2006, Mr. Paukstitus served as a principal at Coldwell Banker Commercial Capitol Realty Services, a full-service commercial real estate brokerage firm. Mr. Paukstitus operated a real estate consulting firm, from March 2001 to March 2004. Prior to that, he served as Managing Vice President of The Prudential Insurance Company of America’s Washington, D.C. commercial real estate operations. Mr. Paukstitus serves on the Board of Directors of the Montgomery County Chamber of Commerce. Mr. Paukstitus started his career in public accounting with Coopers and Lybrand, now PricewaterhouseCoopers, and is a CPA.

Mr. Thomas L. Regnell joined the Trust in January 1995 as Vice President, Acquisitions. Mr. Regnell was named Managing Director, Acquisitions in 2001 and was promoted to Senior Vice President, Acquisitions in October 2007. From 1992 through 1994, Mr. Regnell served as an Investment (Acquisitions) Officer with Federal Realty Investment Trust. Previously, Mr. Regnell was a Vice President with Spaulding & Slye Company, a real estate development, brokerage and management company.

Mr. James B. Cederdahl was promoted to Managing Director, Property Management in January 2006. He joined the Trust as Senior Property Manager in August 1994 and was promoted to Director in 1999. Between 1984 and 1994, he performed management and leasing operations for a portfolio consisting of both retail and office buildings at Gates, Hudson, & Associates.

Mr. David A. DiNardo joined the Trust in June 2005 as Managing Director, Leasing. From 1998 to 2005, Mr. DiNardo served as a Senior Vice President and member of the Executive Committee of Grubb & Ellis Company in their Office Services Group. From 1993 to 1998, prior to its acquisition by Grubb & Ellis, Mr. DiNardo was a Principal at Smithy Braedon Company, where he represented a large number of tenants and owners. Mr. DiNardo joined Smithy Braedon in November of 1983. Mr. DiNardo was a former member of the Board of Directors of the Greater Washington Commercial Association of Realtors.

There are no family relationships between any Trustee and/or Executive Officer. There are no related party transactions between any Trustees or members of management and the Trust. Although the Trust has not entered into a related-party transaction in many years, if a related-party transaction would arise the Trust would require the review and approval of the Audit Committee. The Audit Committee would approve the transaction only if it was in the best interest of the Trust.

Ownership of Shares by Trustees and Executive Officers

The following table sets forth certain information concerning all Shares beneficially owned as of March 17, 2008 by each Trustee, by each of the “Named Executive Officers” (as defined in “Executive Compensation” below) and by all Trustees and Executive Officers as a group. Unless otherwise indicated, the voting and investment powers for the Shares listed are held solely by the named holder and/or the holder’s spouse.

NAME	SHARES OWNED (1)(2)	PERCENTAGE OF TOTAL
Edward S. Civera	2,237	0.00%
Edmund B. Cronin, Jr.	407,270	0.87%
John M. Derrick, Jr.	18,806	0.04%
Laura M. Franklin	79,331	0.17%
Sara L. Grootwassink	47,520	0.10%
John P. McDaniel	16,295	0.03%
George F. McKenzie	179,353	0.38%
Charles T. Nason	23,708	0.05%
Michael S. Paukstitus	0	0.00%
Thomas L. Regnell	37,704	0.08%
Thomas Edgie Russell, III	2,737	0.01%
Susan J. Williams	19,445	0.04%
All Trustees and Executive Officers as a group (12 persons)	834,406	1.79%

(1)	Includes Shares subject to options exercisable within 60 days, as follows: Mr. Cronin, 209,551; Ms. Franklin, 23,253; Ms. Grootwassink, 13,815; Mr. McDaniel, 8,000; Mr. McKenzie, 88,559; Mr. Nason, 2,000; Ms. Williams, 12,000; and all Trustees and Executive Officers as a group, 357,178.
(2)	Includes Shares issuable, pursuant to vested restricted share units, upon the person’s volitional departure from the Trust, as follows: Mr. McKenzie, 860; Ms. Franklin, 480; Ms. Grootwassink, 480; Mr. Regnell, 300; and all Trustees and Executive Officers as a group, 2,120.

Ownership of Shares by Certain Beneficial Owners

The Trust, based upon a Schedules 13G filed with the Securities and Exchange Commission (“SEC”), believes that the following persons currently beneficially own more than five percent of the outstanding Shares.

NAME	SHARES OWNED		PERCENTAGE OF TOTAL
Invesco Ltd. 1360 Peachtree Street, NE Atlanta, GA 30309	3,324,813	(1)	6.96%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,914,427	(2)	6.24%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 1202	2,587,100	(3)	5.50%

Barclays Global Investors (Deutschland) AG Apianstrasse 6 D-85774 Unterfohring, Germany	2,497,211	(4)	5.35%

(1)	Based upon Schedule 13G filed February 5, 2008. These securities are owned by various individual and institutional investors which Invesco Ltd. serves as investment adviser with power to direct investments and/or power to vote the securities.

(2)	Based upon 13G filed February 12, 2008. These securities are owned by various individual and institutional investors which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.

(3)	Based upon Schedule 13G filed February 12, 2008. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.

(4)	Based upon Schedule 13G filed February 5, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The objectives of the Trust’s compensation programs are to allow the Trust to attract and retain talented officers and executives, to provide added incentives to achieve various objective performance targets and to link compensation to shareholder results by rewarding competitive and superior performance.

For its named executive officers (“NEOs”), which include the CEO and the other individuals named in the Summary Compensation Table that follows this Compensation Discussion and Analysis, the Trust’s compensation program is designed to closely align compensation with the performance of the Trust on both a short-term and long-term basis. The compensation program for NEOs is designed to reward the achievement of specific annual, long-term and strategic goals by providing the majority of compensation in the form of variable pay that is based on internal financial objectives. The Trust believes this motivates performance consistent with short and long-term business objectives. This approach creates management alignment in the profitability and success of the organization for the short and long term.

Comparison in Setting Compensation

The Trust compares the compensation of NEOs against other companies in its industry, but due to the diversification and geographic focus there is not a true peer group. In this process, the Trust looks at the following elements of compensation: base salary, annual incentive awards and the value of long-term incentive awards.

Base salaries, short-term and long-term incentive targets were compared to similarly situated executive officers employed by companies in the NAREIT compensation survey and a diversified group of 15 public REITs. The companies in the selected group were not necessarily all the same size but they were competitors with the Trust for both employees and business. The 15 companies were:

Brandywine Realty Trust	Federal Realty Investment Trust	Mack-Cali Realty Corp.

Camden Property Trust	First Industrial Realty Trust Inc.	Post Properties Inc.

Duke Realty Corporation	First Potomac Realty Trust	Regency Centers Corp.

EastGroup Properties Inc.	Home Properties Inc.	Saul Centers Inc.

Equity Residential	Liberty Property Trust	UDR, Inc.

The compensation data utilized from the NAREIT survey and group analysis is selected based on jobs of similar scope and complexity.

Compensation Program

The components of the Trust’s current executive compensation program consist of (1) annual base salary, (2) annual incentive compensation (short-term incentive plan), (3) long-term equity incentive compensation and (4) defined contribution plan, deferred compensation and perquisites. Long-term equity incentive compensation for NEOs currently consists of grants of restricted share units and performance share units.

The Trust establishes the amount and mix of base and variable compensation in part by referencing the prevalence of each element and the level of compensation that is provided in the market by executive level and position. The Trust considers market practices in light of its objective of having a performance-focused total compensation program. In addition, it considers the relative value of each executive management position to the achievement of the Trust’s overall business objectives. In considering the total package of compensation, the Trust considers the internal relationships of pay across all executive positions.

A. Base Salary

The Trust views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the corporate short-term incentive plan and long-term incentive plan, which express award opportunities as a percentage of base salary. The Trust views base salary as a primary component of executive compensation. Base salaries, as discussed above, are determined by a comparison to similarly situated executive officers employed by companies in the NAREIT compensation survey and a diversified group of 15 public REITs. The Trust considers financial performance when evaluating proposed salary budgets and future salary increases. Based on the fair value of equity awards granted to the NEOs in 2007 and the base salary of the NEOs, salary accounted for approximately 21% of the total compensation of the NEOs while incentive and other compensation accounted for approximately 79% of the total compensation. Salary recommendations are reviewed and approved annually by the Compensation Committee.

B. Short-Term Incentive

The short-term incentive plan links pay to performance results and is intended to enable the Trust to attract and retain talented officers and provide an incentive to achieve objective annual performance targets.

The short-term incentive plan provides for the annual payment of cash bonuses based upon the Trust’s achievement of its annual targets for funds from operations (FFO) per share and earnings before interest, taxes, depreciation and amortization (EBITDA). FFO per share is the most commonly accepted and reported measure of REIT operating performance. FFO is equal to a REIT’s net income, excluding gains or losses from sales of property, plus real estate depreciation. FFO per share and EBITDA are weighted 50% each, and actual results for these measures are compared to targets. Performance targets are proposed in the preceding year by management and evaluated and approved by the Board of Trustees.

The combined financial results may then be adjusted, depending upon the condition of the market environment, in the event that WRIT significantly underperforms or outperforms its targets based on market factors unforeseen at the time the targets are set. The application of market factors is subject to the Compensation Committee’s discretion to recognize unique market conditions. Any payout under a negative growth scenario is subject to Board discretion. In addition, there is a discretionary override option when determining incentive payouts that allows the Board to adjust a payout upward or downward to recognize individual contributions to the organization.

In setting performance goals, the Trustees review the Trust’s annual business plan as a starting point and consider the potential for achieving the business plan in setting performance goals. Based upon the historical volatility of the market, the Trust believes that these goals are difficult to achieve.

For 2007, individual target awards were a percent of base salary for the CEO (100%), Executive Vice Presidents (75%), Senior Vice Presidents (65%) and Managing Directors (50%). Actual awards can range from 0% to a maximum of 200% of the target award based on performance relative to goals with a threshold award level of 50% of target incentive. Results of the two performance measures are combined and if actual performance is below 95% of target performance, no bonuses will be paid pursuant to the program. The maximum award can be earned if actual performance meets or exceeds 110% of target performance. The actual payout amounts for 2007 are presented in the Summary Compensation Table within this proxy statement.

Each December, at the request of the Committee, an internal audit is performed to review management’s calculations for the short-term and long-term incentive plans to confirm that they comply with the plan.

C. Long-Term Incentives

The Trust considers long-term equity incentive compensation to be critical to the alignment of executive compensation with shareholder value creation. Therefore, a market competitive long-term incentive component is an integral part of the Trust’s overall executive compensation program. Beginning in 2007, the Trust’s long-term equity incentive compensation awards are made pursuant to the Washington Real Estate Investment Trust 2007 Omnibus Long-Term Incentive Plan and are generally awarded in December of each year.

The CEO and other officers are eligible for a target award designed to deliver a targeted value consistent with the compensation philosophy. New awards will be granted each year. For 2007, long-term incentive targets were established as a percent of salary for the CEO (150%), Executive Vice Presidents (125%), Senior Vice Presidents (100%) and Managing Directors (75%). The compensation expense for the long-term incentive awards for 2007 is presented in the Summary Compensation Table within this proxy statement.

The Trust’s long-term equity incentive compensation consists of a mixture of performance share units (2/3) and restricted share units (1/3). The Trust believes that performance share units provide increased incentive to achieve identified performance goals and that restricted share units support the Trust’s goal of executives having an ownership position in the Trust while encouraging their long-term retention.

(i) Restricted Share Units

Restricted share units provide plan participants with an underlying value in the Trust’s shares. Restricted share unit awards vest with the passage of time over five years, with 20% vesting on each anniversary of the date of the grant, provided the participant remains employed with the Trust. Restricted share units are converted to Shares and delivered to the participant after they fully vest. The vesting schedule is intended to promote retention since an NEO will likely consider the forfeiture of unvested restricted share units in weighing other employment opportunities. If a participant leaves for any reason other than death, disability, retirement, layoff or change in control before vesting, the unvested restricted share units are forfeited. A participant who dies, becomes disabled, retires, is terminated due to layoff or is employed upon a change in control of the Trust will become fully vested in the shares upon the effective date of such events.

For unvested and vested restricted share units, an amount equal to the dividends granted on the Trust’s Shares is paid in cash at the same time dividends on Shares are paid.

(ii) Performance Share Units

The number of performance share units delivered is a function of the Trust’s performance versus targeted FFO and EBITDA goals, subject to cliff vesting after a three year period. These measures are weighted 50% each and actual results for these measures are compared to targets. Performance targets will be set on an annual basis; however, the plan is based on forward-looking cumulative performance over three years. Any payout under a negative growth scenario is subject to Board discretion.

In setting performance goals, the Trustees review the Trust’s annual business plan as a starting point and consider the potential of achieving the business plan in setting performance goals. Based upon the historical volatility of the market, the Trust believes that these goals are difficult to achieve.

Actual awards can range from 0% to a maximum of 200% of the target award based on performance relative to goals. Results of the two performance measures are first combined and if actual performance is below or equal to 90% of target performance, no incentives will be paid pursuant to the program, and the maximum award can be earned if actual performance meets or exceeds 110% of target performance.

Performance share units are converted to common shares and delivered to the participant after the three-year performance period. An amount equal to the dividends granted on the Trust’s Shares is paid in cash at the end of the performance period based on the Shares awarded.

D. Retirement, Deferred Compensation and Perquisites

(i) Supplemental Executive Retirement Plan

Because the U.S. Internal Revenue Code limits the benefits that would otherwise be provided by the Trust’s qualified retirement programs, the Trust provides a Supplemental Executive Retirement Plan (“SERP”) for the benefit of the NEOs. In November 2005, the Board of Trustees approved the establishment of a SERP for the benefit of the NEOs, other than the retiring CEO. This is a defined contribution plan under which, upon a participant’s termination of employment from the Trust for any reason other than death, discharge for cause or total and permanent disability, the participant will be entitled to receive a benefit equal to the participant’s accrued benefit times the participant’s vested interest. We account for this plan in accordance with EITF 97-14,

“Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested” and SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” whereby the investments are reported at fair value, and unrealized holding gains and losses are included in earnings. For the years ended December 31, 2007 and 2006, we recognized current service cost of $245,000 and $269,000, respectively. This plan supersedes the split dollar life insurance plan terminated in April 2006. The Company terminated the split dollar agreements and regained ownership of the policies.

The Trust also established a SERP effective July 1, 2002 for the benefit of the retiring CEO. Under this plan, upon the retiring CEO’s termination of employment from the Trust for any reason other than death or discharge for cause he is entitled to receive an annual benefit equal to his accrued benefit times his vested interest. We account for this plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” whereby we accrue benefit cost in an amount that resulted in an accrued balance at the end of the retiring CEO’s employment in 2007 which was not less than the present value of the estimated benefit payments to be made. At December 31, 2007 the accrued benefit liability was $1.8 million. For the three years ended December 31, 2007, 2006 and 2005, we recognized current service cost of $253,000, $467,000 and $419,000, respectively. On December 31, 2006, WRIT adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158 required the Trust to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its pension plan in the December 31, 2006 statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. Because the retiring CEO’s SERP is unfunded, the adoption of SFAS No. 158 did not have an effect on the Trust’s consolidated financial condition at December 31, 2006, or for any prior period presented and it will not affect the Trust’s operating results in future periods. The Trust currently has an investment in corporate owned life insurance intended to meet the SERP benefit liability for the retiring CEO. Benefit payments to the retiring CEO will begin in 2008.

(ii) Deferred Compensation Plans

The Trust allows officers to voluntarily defer salary and short-term awards as part of the Trust’s nonqualified deferred compensation plan. The former CEO is the only participant of this plan which has been effective since January 1, 2000. In this plan, salary deferrals and short-term incentive plan are credited with earnings of 7.5%. In addition, this plan has a retirement account which accrues 2.5% in earnings based on the deferrals which is payable upon retirement (defined as age 70), upon total and permanent disability or within a 24 month period following a change in control. The plan is unfunded and payments are to be made out of the general assets of the Trust. The deferred compensation liability was $1.1 million at December 31, 2007. As of December 31, 2006, this plan no longer accepted future deferral commitments.

Beginning in 2007, the Trust adopted a new plan that allows officers to voluntarily defer salary and short-term incentive awards. Salary deferrals will be credited during the year with earnings based on 10-Year U.S. Treasury Securities as of the first business day of the year. Short-term incentive awards are deferred in the deferred compensation plan as restricted share units, with a 25% match of restricted share units on the deferred amount. The 25% match cliff vests after three years. Short-term incentive deferrals and matching contributions will increase and decrease in value as the Trust’s shares increase or decrease. Participants may elect to defer receipt of payments to the earliest of (i) a specified distribution date that is at least three years from the last day of the year in which the deferral amounts were earned, (ii) the date the participant terminates employment from the Trust, (iii) the participant’s death, (iv) the date the participant sustains total and permanent disability, or (v) a change in control. The plan is unfunded and payments are to be made out of the general assets of the Trust.

(iii) Perquisites

Named executive officers participate in other employee benefit plans generally available to all employees on the same terms. In addition, the named executive officers are provided with supplemental life insurance and some are granted an automobile allowance. The Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable the Trust to attract and retain key employees. For information on benefits and perquisites, see footnotes to Summary Compensation Table.

Change In Control Termination Agreements

The change in control agreements with the NEOs discussed below provide for payments and benefits in the event of termination due to a change in control (as defined in these agreements). The basic rationale for such change in control protections is to diminish the potential distractions due to personal uncertainties and risks that inevitably arise when a change in control is threatened or pending.

The termination benefits payable in connection with a change in control require a “double trigger” – which means that (a) there is a “change in control” (as that term is defined in the NEO’s change in control agreement) and (b) after the change in control, the covered NEO’s employment is “involuntarily terminated” but not for “cause” (as both terms are defined in the agreement) within 24 to 36 months of the change in control (as such period is specified in the covered NEO’s agreement). A double trigger was selected to enhance the likelihood that an executive would remain with the Trust after a change in control because the executive would not receive the change in control payments and benefits if he or she voluntarily resigned after the change in control. Thus, the executive is protected from actual or constructive dismissal after a change in control and any new controlling party or group is better able to retain the services of a key executive.

Change In Control Termination Benefits

The formula to calculate the Change in Control Benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. All of the Change in Control Agreements require that the NEO’s employment with the Trust or its successor to be involuntarily terminated by the Trust or its successor not for cause or by the NEO for “good reason”, and that such termination occur within the 24 or 36 months of the Change in Control. The formula is as follows:

A. A continuation of base salary at the rate in effect as of the termination date for a period based on the levels below:

• Chief Executive Officer	36 months
• Executive Vice Presidents	24 months
• Senior Vice Presidents	24 months

B. Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive compensation received during the three years prior to the involuntary termination.

C. The Trust will pay the full cost to continue coverage under the Trust’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time NEO receives salary continuation up to a maximum of 18 months or until NEO obtains other comparable coverage, whichever is sooner.

D. Immediate vesting in all unvested share grants, restricted share units and performance shares units granted to NEO under the Trust’s long-term incentive plan and immediate vesting in the SERP and Deferred Compensation Plans.

E. If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will receive a tax gross-up payment. The intention is to place the NEO in the same position for federal and local income tax purposes as if Section 4999 of the Internal Revenue Code had no application to the NEO.

For detailed information on these payments, see Potential Payments Upon Change of Control table on page 21.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the public company’s NEOs. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in section 162(m). The Trust believes that the benefits under its short-term incentive and long-term incentive plans do not qualify as “performance based” under Section 162(m). The Trust also believes that it must maintain the flexibility to take actions which it deems to be in the best interests of the Trust but which may not qualify for tax deductibility under Section 162(m).

Share Ownership Guidelines

The Committee believes that the Trust’s executive officers should maintain a meaningful equity interest in the Trust through ownership of Shares that they acquire either with their own funds, or by retaining restricted shares that have vested rather than disposing of such shares. Share ownership allows executives to better understand the viewpoint of shareholders and incentivizes them to enhance shareholder value. However, because of income tax payments due upon vesting, potential economic risks, and investment diversification reasons, the Trust does not impose formal Share ownership guidelines that require such holdings by the NEOs and uses a good faith effort approach.

Overview of Corporate Governance with Respect to Compensation Matters

Responsibilities. The Compensation Committee of the Board is responsible for recommending to the Board an overall executive total remuneration policy. The primary responsibilities of the Committee are to ensure this policy will take into account the appropriateness and competitiveness of each component of executive compensation, to make recommendations to the Board on employee compensation and benefit plan matters and to produce an annual report on executive compensation for inclusion in the Trust’s proxy statement, in accordance with applicable rules and regulations.

Committee Composition. The Committee is comprised of at least three and no more than six independent members of the Board of Trustees (as the term “independent” is defined in the Trust’s Corporate Governance Guidelines, which follow the independence standards set by the New York Stock Exchange).

Committee Charter. The current charter (“Charter”) of the Committee was adopted on February 20, 2003 and was revised on September 13, 2005 and March 23, 2007. A copy of the Charter can be found on our website at www.writ.com. Among other matters, the Charter provides the Committee with the independent authority to retain and terminate any compensation consulting firms or other advisers to assist in the evaluation of Trustee, CEO and executive compensation.

CEO Compensation. The Committee has the authority to recommend for approval to the Board of Trustees the CEO’s compensation level based on the Committee’s annual performance evaluation of the CEO. In evaluating the long-term incentive component of CEO compensation, the Committee considers the Trust’s performance under the Long-Term Incentive Plan for Officers of the Trust and the value of similar incentive awards to CEOs at comparable organizations.

Committee Meetings

The Committee meets at least once annually or more frequently as circumstances require. Each meeting allows time for an executive session in which the Committee and outside advisors, if requested, have an opportunity to directly discuss all executive compensation issues without members of management being present. During 2007, six Committee meetings were held.

Engagement and Use of Independent Executive Pay Consultants

Selection and Engagement. The Committee has the authority to select and engage compensation consulting firms independently from any control or influence by management. The Committee currently has selected and engaged the Hay Group, a leading human resource and compensation consulting firm, as its independent advisor (“Compensation Consultant”) with respect to executive compensation. Pursuant to the Charter, the decision to retain a Compensation Consultant (as well as other advisers) is at the sole discretion of the Committee, and the Compensation Consultant works at the direction of the Committee.

Chair Works Directly with Consultants. The Committee Chair works directly with the Compensation Consultant to determine the scope of the work needed to be performed by the Compensation Consultant to assist the Committee in its decision making processes. For example, the Compensation Consultant meets with the Chair of the Committee to review issues and gain input on plan design and alternatives. In this process, the Compensation Consultant also interacts with other members of the Committee, the CEO, the Executive Vice President-Corporate Secretary, the Executive Vice President/CFO and other senior management to facilitate the development of the Trust’s executive compensation strategies and approach to determining compensation levels.

Competitive Analysis. The Compensation Consultant prepares and updates the Committee with competitive pay analyses regarding both the broader market (including the NAREIT survey) and a group of REITs selected with input from the Compensation Consultant and advises the Committee on issues relating to the level and design of compensation programs for the executive officers and senior management. The Compensation Consultant attends Committee meetings and, upon request by the Committee, also attends the Committee’s executive sessions to present and discuss market data, program design alternatives and to provide advice and counsel regarding decisions facing the Committee. In addition, with the agreement and approval of the Committee, Hay Group also provides separate advisory services to the Trust’s management team on broad-based compensation issues.

Role of Executives in Establishing Compensation

Management Input. The Committee believes that having the input of management is important to the overall effectiveness of the Trust’s executive compensation program. The Committee believes that even the best advice of a Compensation Consultant or other advisors must be combined with the input of senior management and the Committee’s own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, programs and practices. The CEO, the Executive Vice President-Corporate Secretary and the Executive Vice President/CFO are the members of senior management who interact most closely with the Compensation Committee. These three individuals work with the Committee to provide their perspective on compensation strategies and how to align them with the Trust’s business and people strategies. They provide feedback and insights into how well the Trust’s compensation programs and practices appear to be working. In addition, the CEO, the Executive Vice President–Corporate Secretary and the CFO regularly attend Committee meetings to participate in the presentation of materials and discussion regarding compensation issues.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Trust has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Trust that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Edward S. Civera, Compensation Committee Member

John M. Derrick, Compensation Committee Member

Charles T. Nason, Compensation Committee Chairman

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the compensation paid or awarded to each of the NEOs for the fiscal year ended December 31, 2007. The Company does not have any employment agreements with any of the NEOs.

(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
Edmund B. Cronin, Jr.	2007	230,474	1,121,967	327,083	225,049	100,996	2,005,569
Chairman and former Chief Executive Officer	2006	500,000	1,497,736	657,374	439,131	232,012	3,326,253

George F. McKenzie	2007	370,000	994,327	520,390	—	84,921	1,969,638
President and Chief Executive Officer	2006	353,333	273,777	364,842	—	84,931	1,076,883

Laura M. Franklin	2007	282,000	644,058	313,608	—	44,203	1,283,869
Executive Vice President Accounting,	2006	260,700	207,837	222,790	—	41,281	732,608
Administration and Corporate Secretary

Sara L. Grootwassink	2007	282,000	635,124	313,608	—	40,091	1,270,823
Executive Vice President and Chief Financial Officer	2006	260,700	213,437	222,790	—	37,913	734,840

Michael S. Paukstitus (4)	2007	173,990	80,080	—	—	28,723	282,793
Senior Vice President, Real Estate

Thomas L. Regnell	2007	235,250	456,191	198,522	—	52,087	942,050
Senior Vice President, Acquisitions	2006	215,270	191,472	141,533	—	48,736	597,011

(1)	The amounts reported in Column (e) above reflect the aggregate dollar amounts recognized for share awards for financial statement reporting purposes with respect to 2007 and 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No share awards granted to Named Executive Officers were forfeited during 2007 or 2006. The amounts reported in column (e) for 2007 include compensation expenses associated with 2006 performance share awards that are now considered probable of achievement as follows: $180,566, for Mr. McKenzie; $101,486, for Ms. Franklin; $101,486, for Ms. Grootwassink; $0, for Mr. Paukstitus; $63,264, for Mr. Regnell. For a discussion of the methodologies used to calculate the amounts reported in Column (e), please see the discussion of the Long-Term Incentive Plan contained in the Compensation Discussion and Analysis section of the proxy statement.

(2)	The Named Executive Officers’ Non-Equity Incentive Plan Compensation for 2006 and 2007, which is reported in this table, was determined by the Compensation Committee at its December 13, 2006 and December 14, 2007 meetings, respectively, and 90% was paid shortly after the meetings with the remaining 10% paid out in February of the next calendar year. The payments were recorded as expenses for the year to which they relate.

(3)	For 2007, the amounts shown in Column (i) include term life insurance premiums, matching contributions to the Trust’s 401(k) Plan, auto allowances, and SERP contributions as follows: $3,566, $6,750, $3,180 and $0, respectively, for Mr. Cronin; $1,893, $6,750, $13,738 and $62,540, respectively, for Mr. McKenzie; $793, $6,750, $0 and $36,660, respectively, for Ms. Franklin; $545, $6,750, $6,000 and $26,796, respectively, for Ms. Grootwassink; $0, $0, $3,859 and $24,864, respectively, for Mr. Paukstitus; $1,590, $6,750, $6,106 and $37,641, respectively, for Mr. Regnell. In addition, Mr. Cronin’s 2007 amount includes $87,500 paid to him as Chairman of the Board after his retirement as CEO on May 31, 2007. For 2006, the amounts shown in Column (i) include term life insurance premiums, matching contributions to the Trust’s 401(k) Plan, auto allowances, and SERP contributions as follows: $217,780, $6,600, $7,632 and $0, respectively, for Mr. Cronin; $1,893, $6,600, $13,738 and $62,700, respectively, for Mr. McKenzie; $793, $6,600, $0 and $33,888, respectively, for Ms. Franklin; $545, $6,600, $6,000 and $24,768, respectively, for Ms. Grootwassink; $1,590, $6,600, $6,106 and $34,440, respectively, for Mr. Regnell.

(4)	Mr. Paukstitus joined the Trust on May 14, 2007.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the restricted share, restricted share units and the performance shares awards granted to the NEOs during 2007 under the Trust’s Long-Term Incentive Plan.

(a)	(b)	(f)	(g)	(h)	(i)	(l)
Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Edmund B. Cronin, Jr.	5/31/2007	—	—	—	15,962 (2)	600,012
	6/1/2007	—	—	—	24,344 (3)	899,998

George F. McKenzie	12/14/2007	0	15,100	30,200	—	459,191
	12/14/2007	—	—	—	6,300 (4)	191,583

Laura M. Franklin	12/14/2007	0	9,400	18,900	—	285,854
	12/14/2007	—	—	—	3,900 (4)	118,599

Sara L. Grootwassink	12/14/2007	0	9,400	18,900	—	285,854
	12/14/2007	—	—	—	3,900 (4)	118,599

Michael S. Paukstitus	12/14/2007	0	5,000	10,000	—	152,050
	12/14/2007	—	—	—	2,100 (4)	63,861

Thomas L. Regnell	12/14/2007	0	5,600	11,000	—	170,296
	12/14/2007	—	—	—	2,300 (4)	69,943

(1)	Officers participate in the Trust’s Long-Term Incentive Plan which awards Shares based on the Trust’s achievement of its targets for funds from operation (FFO) per share and earnings before interest, taxes, depreciation and amortization (EBITDA). The performance measures are weighted 50% each and are set on an annual basis, but the plan is based on forward-looking cumulative performance over three years. Actual payouts can range from 0% to a maximum of 200% of the target award based on the performance relative to goals. Results of the two performance measures are first combined and if actual performance is below or equal to 90% of target performance, no incentives will be paid pursuant to the program, and the maximum award will be paid if actual performance meets or exceeds 110% of target performance. Any payout under a negative growth scenario is subject to Board discretion.

(2)	Mr. Cronin received a grant of restricted share units in 2007 as a special equity award.

(3)	Mr. Cronin received a grant of restricted share units in 2007 in connection with his continued services as WRIT’s non-executive chairman following his retirement in May 2007.

(4)	Amounts represent service-based restricted share units that vest over five years, with 20% vesting on each anniversary of the date of the grant. For unvested and vested restricted share units, an amount equal to the dividends granted on the Shares is paid in cash at the same time dividends on Shares are paid.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2007, including the vesting dates for the portion of these awards that had not vested as of that date.

(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Values				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Edmund B. Cronin, Jr. (1)	95,315	21.344	12/14/2010	24,344	764,645	0	0
	68,805	24.845	12/16/2011
	45,431	25.610	12/15/2012

George F. McKenzie (2)	37,553	21.344	12/14/2010	29,379	922,794	43,200	1,356,912
	28,876	24.845	12/16/2011
	22,880	25.610	12/15/2012

Laura M. Franklin (3)	3,985	21.344	12/15/2010	20,495	643,748	25,800	810,378
	4,025	24.845	12/16/2011
	15,493	25.610	12/15/2012

Sara L. Grootwassink (4)	13,815	25.610	12/15/2012	19,686	618,337	25,800	810,378

Michael S. Paukstitus (5)	—	—	—	2,100	65,961	7,900	248,139

Thomas L. Regnell (6)	—	—	—	14,444	453,686	15,600	489,996

(1)	Mr. Cronin’s share awards listed in column (g) will vest according to the following schedule: 24,344 shares will vest ratably over 3 years on 6/1/08, 6/1/09 and 6/1/10.

(2)	Mr. McKenzie’s share awards listed in column (g) will vest according to the following schedule: 690 shares will vest in full on 8/26/08; 1,246 shares will vest in full on 12/17/08; 4,178 shares will vest ratably over 2 years on 3/11/08 and 3/11/09; 1,720 shares will vest ratably over 2 years on 12/14/08 and 12/14/09; 738 shares will vest ratably over 4 years on 2/16/08, 2/16/09, 2/16/10 and 2/16/11; 10,190 shares will vest 25% on 5/15/08, and 50% on 5/15/09; 3,440 shares will vest ratably over 4 years on 12/13/08, 12/13/09, 12/13/10 and 12/13/11; 6,300 shares will vest ratably over 5 years on 12/14/2008, 12/14/2009, 12/14/2010, 12/14/2011 and 12/14/2012; and 877 shares will cliff vest in 3 years on 12/31/2010. The performance share units listed in column (i) cliff vest based on a 3 year performance period; 19,500 of the shares vest on 12/13/08 and 23,700 of the shares vest on 12/14/09.

(3)	Ms. Franklin’s share awards listed in column (g) will vest according to the following schedule: 497 shares will vest in full on 8/26/08; 898 shares will vest in full on 12/17/08; 3,186 shares will vest ratably over 2 years on 3/11/08 and 3/11/09; 1,286 shares will vest ratably over 2 years on 12/14/08 and 12/14/09; 478 shares will vest ratably over 4 years on 2/16/08, 2/16/09, 2/16/10 and 2/16/11; 8,250 shares will vest 25% on 5/15/08, and 50% on 5/15/09; 1,920 shares will vest ratably over 4 years on 12/13/08, 12/13/09, 12/13/10 and 12/13/11; 3,900 shares will vest ratably over 5 years on 12/14/08, 12/14/09, 12/14/10, 12/14/11 and 12/14/12; and 80 shares will cliff vest in 3 years on 12/31/10. The performance share units listed in column (i) cliff vest based on a 3 year performance period; 11,000 of the shares vest on 12/13/08 and 14,800 of the shares vest on 12/14/09.

(4)	Ms. Grootwassink’s share awards listed in column (g) will vest according to the following schedule: 434 shares will vest in full on 8/26/08; 783 shares will vest in full on 12/17/08; 2,777 shares will vest ratably over 2 years on 3/11/08 and 3/11/09; 1,144 shares will vest ratably over 2 years on 12/14/08 and 12/14/09; 478 shares will vest ratably over 4 years on 2/16/08, 2/16/09, 2/16/10 and 2/16/11; 8,250 shares will vest 25% on 5/15/08, and 50% on 5/15/09; 1,920 shares will vest ratably over 4 years on 12/13/08, 12/13/09, 12/13/10 and 12/13/11; and 3,900 shares will vest ratably over 5 years on 12/14/08, 12/14/09, 12/14/10, 12/14/11 and 12/14/12. The performance share units listed in column (i) cliff vest based on a 3 year performance period; 11,000 of the shares vest on 12/13/08 and 14,800 of the shares vest on 12/14/09.

(5)	Mr. Paukstitus’s share awards listed in column (g) will vest according to the following schedule: 2,100 shares will vest ratably over 5 years on 12/14/08, 12/14/09, 12/14/10, 12/14/11 and 12/14/12. The performance share units listed in column (i) cliff vest on 12/14/09 based on a 3 year performance period.

(6)	Mr. Regnell’s share awards listed in column (g) will vest according to the following schedule: 346 shares will vest in full on 8/26/08; 614 shares will vest in full on 12/17/08; 3,048 shares will vest ratably over 2 years on 3/11/08 and 3/11/09; 810 shares will vest ratably over 2 years on 12/14/08 and 12/14/09; 303 shares will vest ratably over 4 years on 2/16/08, 2/16/09, 2/16/10 and 2/16/11; 5,823 shares will vest 25% on 5/15/08, and 50% on 5/15/09; 1,200 shares will vest ratably over 4 years on 12/13/08, 12/13/09, 12/13/10 and 12/13/11; and 2,300 shares will vest ratably over 5 years on 12/14/08, 12/14/09, 12/14/10, 12/14/11 and 12/14/12. The performance share units listed in column (i) cliff vest based on a 3 year performance period; 6,800 of the shares vest on 12/13/08 and 8,800 of the shares vest on 12/14/09.

OPTION EXERCISES AND STOCK VESTED

The following table shows information concerning the exercise of options during 2007 by each of the Named Officers and the value realized on share awards that vested in 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edmund B. Cronin, Jr.	1,952	8,686	64,818	2,438,977

George F. McKenzie	2,000	19,725	9,464	330,746

Laura M. Franklin	700	8,978	7,086	248,829

Sara L. Grootwassink	0	0	7,300	258,236

Michael S. Paukstitus	0	0	0	0

Thomas L. Regnell	0	0	5,243	185,999

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the NEOs.

(a)	(b)	(c)		(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Edmund B. Cronin, Jr.	Supplemental Retirement Plan	5.0	(1)	1,834,591	0

George F. McKenzie	—	—		—	—

Laura M. Franklin	—	—		—	—

Sara L. Grootwassink	—	—		—	—

Michael S. Paukstitus	—	—		—	—

Thomas L. Regnell	—	—		—	—

(1)

The Supplemental Retirement Plan for the benefit of the former CEO was established effective July 1, 2002. Mr. Cronin became fully vested last year upon his 70th birthday and concurrently reaching five years of credited service pursuant to this Plan.

The Trust established a Supplemental Retirement Plan effective July 1, 2002 for the benefit of Mr. Cronin. Under this plan, upon his termination of employment from the Trust for any reason other than death or discharge for cause he is entitled to receive an annual benefit equal to his accrued benefit times his vested interest. The annual benefit is $200,000. Benefit payments to Mr. Cronin will begin in 2008.

The present value of the accumulated benefit is calculated in the above table by assuming the $200,000 annual benefit will be paid out for a period of 15 years and then discounting that amount by a rate of 7.5%. The plan is not subject to the vesting, funding and fiduciary requirements under ERISA. The Trust currently has an investment in corporate owned life insurance to meet the plan benefit liability.

NON-QUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the contributions to and earnings on the NEOs’ deferred compensation balances during 2007 and also show the total deferred amounts for the NEOs as of December 31, 2007.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($) (1)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Edmund B. Cronin, Jr. (2)	0	0	116,679	82,057	1,149,104
George F. McKenzie	128,694	0	547	0	129,241
Laura M. Franklin	10,000	0	0	0	10,000
Sara L. Grootwassink	0	0	0	0	0
Michael S. Paukstitus	0	0	0	0	0
Thomas L. Regnell	0	0	0	0	0

(1)	Amounts shown reflect the portion of the NEO’s 2007 salary and non-equity incentive plan compensation which the NEO elected to defer into the Deferred Compensation Plan. These amounts are also reported in the “Summary Compensation Table.” All amounts shown in the year-end balance column (f) have been reported either as salary or non-equity incentive plan compensation in the “Summary Compensation Table” of our proxy statement for previous years, other than the component of the year-end balances that represents earnings.

(2)	The amount in column (f) include $136,071 of additional retirement account earnings Mr. Cronin received for the years prior to 2007 upon reaching retirement age (defined as age 70).

The Trust’s plans are described on page 11.

POTENTIAL PAYMENTS UPON CHANGE OF CONTROL

The Trust has entered into change in control agreements with the NEOs which entitle them to compensation if the Trust is subject to a change in control, the NEO’s employment with the Trust or its successor is terminated by the Trust or its successor, other than for cause, or by the NEO for “good reason” and such termination occur within the 24 or 36 months of the change in control. The formula to calculate the change in control benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:

1.	Continuation of base salary at the rate in effect as of the termination date for a period of 24 or 36 months from the date of termination.

2.	Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive compensation received during the three years prior to the involuntary termination.

3.	Payment of the full cost of COBRA continuation coverage for the period of time in which salary continuation pursuant to the Change in Control Agreement is paid, up to a maximum of 18 months or until employee obtains other comparable coverage, whichever is sooner.

4.	Immediate vesting in all unvested share grants, restricted share units and performance shares units granted to NEO under the Trust’s Long-Term Incentive Plan and immediate vesting in the SERP and Deferred Compensation Plans.

The following table lists the NEOs and the estimated amounts they would have become entitled to under their change in control agreements had their employment with the Trust terminated on December 31, 2007 under the circumstances described above.

Name of NEO	2007 Base Salary ($)	3 Year Average of Short-term Incentive Compensation ($)	Annual Change in Control Benefit Amount ($)	Change in Control Benefit Formula (# of months)	Vesting of all unvested Share Grants, SERP and Deferred Compensation ($)	Total Change in Control Benefit Amount (1) (2) ($)
Edmund B. Cronin, Jr.	NA	NA	NA	NA	NA	NA
George F. McKenzie	370,000	347,077	717,077	36	2,279,706	4,430,937
Laura M. Franklin	282,000	213,559	495,559	24	1,454,126	2,445,244
Sara L. Grootwassink	282,000	213,559	495,559	24	1,510,907	2,502,025
Michael S. Paukstitus	275,000	0	275,000	24	338,476	888,476
Thomas L. Regnell	275,000	135,645	410,645	24	943,682	1,764,972
			TOTAL:			$12,031,654

(1)	The cost of COBRA continuation benefits have not been included in the Total Change in Control Benefit Amount, as the value would not be material.

(2)	If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will receive a tax gross-up payment. No amounts have been included in the Total Change in Control Benefit Amount to account for any such gross-up payments.

Compensation Committee Interlocks and Insider Participation

The Board determined executive compensation for 2007. The Compensation Committee, composed of Chairman Nason, Messrs. Derrick and Civera and Ms. Williams, was responsible for making recommendations to the Board with respect to compensation decisions. There are no Compensation Committee interlocks and no Trust employee serves on the Compensation Committee.

AUDIT COMMITTEE REPORT

The Board maintains an Audit Committee, currently comprised of five of the Trust’s independent Trustees. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies Section 303A of the New York Stock Exchange’s listed company manual. The Audit Committee oversees the Trust’s financial process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and the effectiveness of the Trust’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of the Trust’s internal controls over financial reporting.

The Audit Committee discussed with the Trust’s independent registered public accounting firm the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Trust’s internal controls and the overall quality of the Trust’s financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of the Trust’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, “Communication with Audit Committees.” In addition, the Committee has discussed with the independent registered public accounting firm their independence from management and the Trust, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees.”

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

THE AUDIT COMMITTEE

Edward S. Civera, Audit Committee Member

John M. Derrick, Jr., Audit Committee Chairman

John P. McDaniel, Audit Committee Member

Charles T. Nason, Audit Committee Member

Thomas Edgie Russell, III, Audit Committee Member

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Trust for the year ended December 31, 2007 by the Trust’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the public accountant’s independence.

	2007	2006	Explanatory Notes
Audit Fees	$1,060,500	$945,600	(a), (c)
Audit-Related Fees	85,000	0	(b), (d)
Tax Fees	58,430	66,800	(b), (e)

Total Fees	$1,203,930	$1,012,400

a)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

b)	Includes fees and expenses for services rendered from January through the end of the fiscal year, notwithstanding when the fees and expenses were billed.

c)	Audit fees include the annual audit fee and fees for reviews of the offering memorandums, performance of comfort procedures, and issuance of comfort and bring down letters. Also, includes the review of acquisition Form 8-Ks.

d)	Fees for professional services rendered in connection with accounting software system implementation and the implementation of FIN 48.

e)	Fees for tax services, including tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

PROPOSAL 1:

ELECTION OF TRUSTEE

Mr. Edward S. Civera stands for election as a Trustee at the Annual Meeting, to serve for a term of three years. It is intended that the proxies given to the persons named in the accompanying Proxy (unless otherwise indicated on such Proxy) will be voted for the election of Mr. Civera. Mr. Civera currently serves as a Trustee. If Mr. Civera were to become unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy will have discretionary authority to vote pursuant to the Proxy for a substitute nominee nominated by the Board.

The eighth Board position, previously held by Ms. Williams, will remain vacant until the Corporate Governance/Nominating Committee recommends a candidate to fill this position. It is anticipated that later in the year the Board will appoint an additional member to fill this vacancy.

The election of the Trustee requires the affirmative vote of the holders of a majority of the shares.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ELECTION OF MR. EDWARD S. CIVERA.

PROPOSAL 2:

RATIFICATION OF AUDITOR

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the shareholders entitled to vote. If this appointment is not ratified, the Audit Committee may re-consider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Trust and its shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE TRUST’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

OTHER MATTERS

Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP served as the Trust’s independent registered public accounting firm for 2007. The Audit Committee has appointed Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2008.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Trustees, Executive Officers and persons who own more than 10 percent of the Shares file initial reports of ownership of the Shares and changes in such ownership with the Securities and Exchange Commission. To the Trust’s knowledge, based solely on a review of copies of forms submitted to the Trust during and with respect to 2007 and on written representations from our Trustees and Executive Officers, all required reports were filed on a timely basis during 2007 except for a single late report was filed on behalf of Mr. McKenzie relating to shares elected under the deferred compensation plan, and a single late report was filed on behalf of Ms. Franklin relating to shares elected in the deferred compensation plan.

Annual Report

The Trust’s 2007 Annual Report to Shareholders is being mailed to shareholders concurrently with this Proxy Statement and does not form part of proxy solicitation material.

Code of Ethics

WRIT has adopted a code of ethics that applies to all of its Trustees, Officers and employees. The Code of Ethics available on our website, www.writ.com. A copy of the code is also available upon written request. WRIT intends to post on our website any amendments to, or waivers from, a provision of the Code of Ethics promptly following the date of such amendment or waiver.

Corporate Governance Guidelines

WRIT has adopted Corporate Governance Guidelines. The Guidelines, as well as the Committee Charters, are available on the website, www.writ.com and upon written request.

Solicitation of Proxies

Solicitation of Proxies may be made by mail, personal interview, telephone or other means by Officers, Trustees and regular employees of the Trust for which they shall receive no compensation in addition to their normal compensation. The Trust may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Shares that those companies or persons hold of record. The Trust will reimburse these forwarding expenses. The cost of the solicitation of proxies will be paid by the Trust.

2009 Annual Meeting

Shareholders may present proposals to be considered for inclusion in the Proxy Statement relating to the 2009 Annual Meeting, provided they are received by the Trust no later than December 1, 2008 and are in compliance with applicable laws and SEC regulations.

Shareholder proposals to be brought before any meeting of shareholders or nominations of persons for election as a Trustee at any meeting of shareholders must be made pursuant to timely notice in writing to the Corporate Secretary. The notice must set forth certain information concerning such proposal or such shareholder and the nominees, as specified in the rules of the Securities and Exchange Commission and the Trust’s Bylaws. The presiding Officer of the meeting will refuse to acknowledge any proposal not made in compliance with the foregoing procedures.

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

April 4, 2008